UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)

September 19, 2008

____________________________

KODIAK ENERGY, INC.
(Exact name of registrant as specified in charter)

DELAWARE
(State or other Jurisdiction of Incorporation or Organization)

333-38558	734 7th Avenue S.W. Calgary, AB T2P 3P8 Canada	65-0967706
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(403) 262-8044
(Registrant’s telephone number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This information may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass.  The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.  Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 8.01  Other Events

The Company announced that it is providing an operations update on its major projects.  All projects continue to be advanced with progress in each area.

Exploration License 413 or ‘Little Chicago’ – Kodiak continues to have productive negotiations with the beneficiaries of the land claims in the Gwich'in and Sahtu settlement areas, and the access and benefits agreements are expected in due course.  In addition, Kodiak has entered into negotiations with the regulatory bodies to extend the exploration license.  Upon receiving the final access and benefits agreements, the drilling program will be developed based on available equipment and seasonal constraints, and the necessary license and permit applications will be submitted.  The previous Prospective Resource engineering report (Chapman Engineering dated May 2008) placed an after risk Net Asset Value (discounted 15%) of CAD$244,000,000.

Lucy – Kodiak and the other project partners have met and approved the current development program, which is designed to stimulate the Muskwa/Evie shale.  Equipment is being sourced with plans to complete the vertical shale gas fracture stimulation in Q4 2008.  Production testing, which will include a multi-point flow and build up test, will be completed after stimulation.  This project has the potential to yield short term cash flow or a capital divestiture opportunity, which will then fund other developments.

New Mexico – Kodiak has a land position of approximately 78,000 gross acres with key infrastructure located immediately adjacent or within the Kodiak properties.  The producing formations contain a very high quality of 98.4% to 99.5% CO2 .  The downhole pressures at Sofia were lower than expected, and thus the projected reserves at Sofia are less than anticipated.  However, based on the additional seismic completed in April 2008 along with subsequent analysis, the CO2 is expected to be widely distributed over the held properties.  The Corporation has several other opportunities to increase its land position.  Since the New Mexico project is a major scale, long term development, a 3 to 5 year development plan is currently being evaluated. The Kodiak New Mexico Project management discussion will be posted on the Kodiak website on September 19, 2008.

Other – On September 12, 2008, Kodiak filed in The Court of Queen’s Bench of Alberta, Judicial District of Calgary, a Statement of Claim against Brink Energy Ltd. (“Brink”) in which the Corporation is claiming, among other things, repayment of the CAD$1,000,000 secured loan the Corporation made to Brink in July 2008, including accrued interest thereon. The Statement of Claim also includes the transfer to the Corporation of certain lands of Brink, which is a block of leased mineral rights with an approximate value of CAD$1,000,000.  This Statement of Claim is to satisfy Brink’s Non-completion Fee relative to a proposed transaction under the terms of which the Corporation and Brink would have entered into a plan of arrangement, whereby the Corporation would have acquired all of the outstanding shares of Brink.  This was previously announced in a press release.

Summary – Kodiak is a multi-project company.  The Corporation has a substantial land position with over 340,000 gross acres leased for exploration and development in multiple jurisdictions and work environments.  Depending upon commodity prices and the Corporation’s financing activities, these diversified opportunities will allow the Kodiak to best focus its efforts and assets on continued exploration and development.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not applicable

(b)	Pro forma financial information.
Not applicable

(c)	Exhibits. 99.1 Press Release dated September 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK ENERGY, INC.
(Registrant)

Date: September 22, 2008	By:	/s/ William S. Tighe William S. Tighe Chief Executive Officer & President